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                                                                       EXHIBIT 5





May 2, 2002






Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

         We have been requested by Acclaim Entertainment, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 covering an aggregate of 8,714,395 shares (the "Shares") of common stock, par value $0.02 per share, of the Company to be offered and sold by the selling stockholders named therein.

         In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion. As to various matters of fact relevant to the opinion herein expressed, we have relied upon, and have assumed the accuracy of, certain representations from officers of the Company. Based upon such examination, it is our opinion that the Shares have been duly authorized and, to the extent issued as of the date hereof, are validly issued, fully paid and non-assessable, and when issued in accordance with the terms of the warrants described in the Registration Statement will be fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


Very truly yours,


KATTEN MUCHIN ZAVIS ROSENMAN




By  /s/
  -------------------
         A Partner


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